UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 15, 2022

Date of Report (Date of earliest event reported)

CALLAWAY GOLF COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-10962	95-3797580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA	92008-7328
(Address of principal executive offices)	(Zip Code)

(760) 931-1771

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ELY	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2022, Callaway Golf Company (the “Company”) announced the appointment of Varsha R. Rao to the Company’s board of directors, with an initial term expiring at the 2022 annual meeting of the Company’s stockholders. The board of directors of the Company has determined that Ms. Rao is independent under applicable standards.

Ms. Rao, age 52, served as the Chief Executive Officer of Nurx, a leading direct-to-consumer telehealth platform, since April 2019, and was appointed the Head of Nurx following the closing of its merger with Thirty Madison in March 2022. Ms. Rao has also served on the boards of directors at Viasat, Inc., a global satellite telecommunications company, since July 2017, and Social Capital Hedosophia Holdings Corp. VI since October 2021. Prior to her role at Nurx, Ms. Rao served as the Chief Operating Officer of Clover Health, a healthcare technology company, from September 2017 to December 2018. From November 2013 to December 2016, Ms. Rao served as the Head of Global Operations at Airbnb, Inc., a global travel marketplace. Ms. Rao earned a B.A. degree in Mathematics and a B.S. degree in Economics from the University of Pennsylvania, and an M.B.A. degree from the Harvard Business School. She is a Member of the International Advisory Board for the Center for the Advanced Study of India at the University of Pennsylvania.

Ms. Rao received an initial award of restricted stock units with a market value of $24,305, effective on the date of her appointment to the board of directors. The award is scheduled to vest on the earlier of the first anniversary of the grant date or the date of the next annual meeting of the Company’s stockholders if she does not stand for re-election, provided she is serving on the board on such vesting date. Ms. Rao will also receive annual cash compensation in accordance with the Company’s standard compensation program for non-employee directors. In addition, Ms. Rao entered into the Company’s standard form of indemnification agreement for non-employee directors, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no other arrangements or understandings between Ms. Rao and any other person pursuant to which she was selected to serve on the board of directors. Ms. Rao has no family relationship (within the meaning of Item 401(d) of Regulation S-K) with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. There are no transactions in which the Company is or was a participant and in which Ms. Rao or any of her immediate family members (within the meaning of Item 404 of Regulation S-K) had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On March 15, 2022 the Company issued a press release captioned “Varsha Rao Named to Board of Directors of Callaway Golf Company.” A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Indemnification Agreement, dated March 15, 2022, between the Company and Varsha R. Rao

Exhibit 99.1	Press release, dated March 15, 2022, captioned “Varsha Rao Named to Board of Directors of Callaway Golf Company”

Exhibit 104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLAWAY GOLF COMPANY

Date: March 15, 2022	By:	/s/ Sarah Kim
	Name:	Sarah Kim
	Title:	Vice President, General Counsel
and Corporate Secretary